Exhibit 99.1
CEREPLAST ANNOUNCES $12,500,000 PRIVATE PLACEMENT
-Transaction Provides Company with Working Capital to Support
Growing Worldwide Demand for Bioplastics -
EL SEGUNDO, Calif. — May 19, 2011 — Cereplast, Inc. (NASDAQ: CERP), a leading manufacturer of proprietary bio-based, compostable and sustainable plastics has entered into a Securities Purchase Agreement with select institutional investors. Under the terms of the purchase agreement, the company will raise $12.5 million in an offering of 7% senior subordinated convertible notes due June 1, 2016.
Proceeds from the financing will be used for working capital to meet the increasing demand for the company’s bioplastic resins, driven by recently signed distribution agreements and increased legislation banning the use of traditional plastics. Based on current demand, the company expects rapid expansion in Europe and other emerging markets.
“We are at an inflection point of a growing need for bioplastics worldwide,” said Frederic Scheer, Chairman and CEO of Cereplast, Inc. “Demand is being driven by legislation for biobased alternatives to petroleum-based plastics, as well as the rising price of commodities. Proceeds from this transaction will provide us with the capital to deliver on our growth expectations as we are now well positioned to capture the rising demand that exists in the marketplace. Not only do we expect continued growth to come from the European marketplace, but new legislations in India, Brazil and other countries have introduced a tremendous opportunity for Cereplast bioplastics in those regions and beyond.”
Terms of Senior Subordinated Convertible Notes
Under the terms of the notes, Cereplast will pay interest semi-annually and the notes will mature on June 1, 2016, unless earlier repurchased or converted as described below. The notes are convertible into shares of Cereplast common stock at a conversion rate of 172.4138 shares of common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price of approximately $5.80 per share of common stock, subject to adjustment. The initial conversion price represents a premium of approximately 15% over the closing price of Cereplast’s common stock on Nasdaq Capital Market on May 18, 2011. In addition to the shares of common stock, holders of the notes will receive, if applicable, upon conversion an amount in cash equal to the amount of any interest, that would have accrued under the notes for the period from the then most recent interest payment date through and including, June 2, 2014, subject to a cap of approximately two years of interest payments. The notes will be Cereplast’s senior subordinated unsecured obligations which will rank subordinate in right to payment to all Cereplast’s existing and future senior secured indebtedness. The notes may also be repurchased by Cereplast at the purchaser’s option on June 15, 2014 or in connection with a change of control of Cereplast. In addition, if certain fundamental changes to Cereplast occur, holders of the notes may be entitled to an increased conversion rate. The closing of the offering is expected to take place on or about May 24, 2011, subject to the satisfaction of customary closing conditions.

Lazard Capital Markets LLC served as lead placement agent for the offering with Roth Capital Partners, LLC and Ardour Capital Investments, LLC serving as co-placement agents.
The securities offered in this financing transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to qualified institutional buyers. Pursuant to the terms of the Purchase Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the notes issued in the private placement and the shares of common stock issuable upon conversion of the notes. Any offering of the Company’s securities under the resale registration statement referred to above will be made only by means of a prospectus.
This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.
About Cereplast, Inc.
Cereplast, Inc. (NASDAQ: CERP) designs and manufactures proprietary bio-based, sustainable plastics which are used as substitutes for petroleum-based plastics in all major converting processes — such as injection molding, thermoforming, blow molding and extrusions — at a pricing structure that is competitive with petroleum-based plastics. On the cutting-edge of bio-based plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® Resins are ideally suited for single use applications where high bio-based content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables™ Resins combine high bio-based content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com. You may also visit the Cereplast social networking pages at Facebook.com/Cereplast, Twitter.com/Cereplast and Youtube.com/Cereplastinc.

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.
Contacts:

Cereplast, Inc.	Lippert/Heilshorn & Associates, Inc.
Public Relations	Investor Relations
Nicole Cardi	Mary Magnani/Tim Dien
(310) 615-1900 x154	(415) 433-3777
ncardi@cereplast.com	cereplast@lhai.com
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